                                                                      EXHIBIT 12

                                  BORDEN, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (In Millions)

                                                                         For the Year Ended December 31,
                                                    ------------------------------------------------------------------------
                                                      1995            1994            1993            1992            1991
                                                    --------        --------        --------        --------        --------
(Loss) income from continuing
 operations                                         $ (442.5)       $ (566.2)       $  (97.0)       $  (95.5)       $  300.5
Interest expense                                       140.2           143.4           139.9           131.4           181.8
Interest portion of rents                               24.5            30.2            26.1            26.5            27.5
Income taxes (benefit)                                  24.2            52.9           (50.5)          (18.5)          167.7
Minority interest in income
 of consolidated subsidiaries                           16.2            41.2            40.7            39.7             2.8
Undistributed income of
 equity affiliates                                      31.1            (1.4)          (11.3)           (8.7)          (17.5)
Amortization of capitalized
 interest                                                4.7             4.7             4.6             4.4             4.7
                                                    --------        --------        --------        --------        --------
                                                    $ (201.6)       $ (295.2)       $   52.5        $   79.3        $  667.5
                                                    ========        ========        ========        ========        ========


Gross interest:
           Interest expense                         $  140.2        $  143.4        $  139.9        $  131.4        $  181.8
           Capitalized interest                          1.5             0.6             1.2             3.1             9.8
           Interest portion of rents                    24.5            30.2            26.1            26.5            27.5
           Preferred stock dividend                     58.8
                                                    --------        --------        --------        --------        --------
                                                    $  225.0        $  174.2        $  167.2        $  161.0        $  219.1
                                                    --------        --------        --------        --------        --------

Ratio of earnings to fixed
 charges                                                  (1)             (2)             (3)             (4)          3.0:1
                                                    ========        ========        ========        ========        ========


(1) For the year ended December 31, 1995, fixed charges exceeded earnings by $426.6 million.

(2) For the year ended December 31, 1994, fixed charges exceeded earnings by $469.4 million.

(3) For the year ended December 31, 1993, fixed charges exceeded earnings by $114.7 million.

(4) For the year ended December 31, 1992, fixed charges exceeded earnings by $81.7 million.